Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator and Plan Participants of
The JPMorgan Chase 401(k) Savings Plan:

We consent to the incorporation by reference in the registration statements No. 333-219699, No. 333-185582, No. 333-145108 and No. 333-31656 on Form S-8 of JPMorgan Chase & Co. of our report dated June 26, 2018, relating to the statements of net assets available for benefits of The JPMorgan Chase 401(k) Savings Plan as of December 31, 2017 and 2016, and the related statements of changes in net assets available for benefits for the years then ended, and all related schedules, which report appears in the December 31, 2017 Annual Report on Form 11-K of The JPMorgan Chase 401(k) Savings Plan.

MEADEN & MOORE, LTD.
Cleveland, Ohio
June 26, 2018

61